FOR IMMEDIATE RELEASE

IFF REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS NEW WINS DRIVE FULL YEAR GROWTH PROVIDES 2005 SALES AND EARNINGS GUIDANCE

New York, N.Y., January 26, 2005 … International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported earnings per share for the fourth quarter 2004 of $.43 compared to $.40 for the prior year quarter. The 2004 fourth quarter results include $4.2 million ($2.7 million after tax or $.03 per share) of restructuring and other charges related primarily to the sale of certain European fruit business assets and the closure of the Company’s Dijon, France manufacturing facility; 2003 fourth quarter results included $11.4 million ($7.2 million after tax or $.08 per share) of restructuring and other charges. Excluding the effects of these charges, 2004 fourth quarter results per share would have been $.46 compared to $.48 in the prior year quarter; this decline was expected and mainly due to the weak sales performance of the fruit preparations business in Europe for the period of time owned by the Company, and lower expense absorption attributable to the facility closure in Dijon.

For the full year 2004, the Company reported earnings per share of $2.05 compared to $1.83 for the prior year. The 2004 results include $31.8 million ($20.4 million after tax or $.22 per share) of restructuring and other charges related primarily to the sale of certain European fruit business assets and the closure of the Company’s Dijon, France manufacturing facility; 2003 results included $42.4 million ($27.5 million after tax or $.29 per share) of restructuring and other charges. Excluding the effects of these charges, 2004 results per share would have been $2.27 compared to $2.12 per share in the prior year.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “I’m pleased with the results we achieved in 2004. Our results were mainly driven by new customer wins and strong demand for our core flavor and fragrance formulations. We remain focused on customer service and our research and development initiatives – the keys to our continued success. Our performance this year reaffirms my confidence that we are on the right track to meeting our long-term objectives of achieving excellence in every market that we serve. I believe our expected performance in 2005 will build on the solid results achieved for 2004.”

Fourth Quarter 2004

Fourth quarter 2004 sales totaled $468.2 million, declining 1% in comparison to the prior year quarter. Reported sales for the 2004 quarter benefited from the strengthening of various currencies in relation to the U.S. dollar; had exchange rates remained constant, sales for the fourth quarter 2004 would have decreased 4% in comparison to the prior year quarter. The sales performance in the 2004 quarter was impacted by the disposition of the Company’s European fruit preparations businesses, which were sold to Frutarom Industries Ltd. (“Frutarom”); the German and Swiss businesses were sold August 17, 2004 and the French business on October 29, 2004. On a pro-forma basis, excluding sales attributable to the European fruit businesses for the comparable 2003 fourth quarter time periods, fourth quarter 2004 sales would have been flat in local currency and increased 3% in reported dollars.

For the quarter, sales performance by region was as follows:

•	North America fragrance sales grew 3% while flavor sales declined 4%; in total, sales declined 1%. The fragrance sales were led by an 18% increase in aroma chemical sales, reflecting strong order activity, while fine and functional fragrance sales were flat compared with the prior year quarter. Flavors had a particularly strong performance in the fourth quarter of 2003.
•	European fragrance sales increased 7%, although this performance was offset by a 17% decline in flavor sales; in total, regional sales declined 3%. Reported sales benefited from the strength of the Euro and Pound Sterling; local currency sales declined 11%. Local currency fragrance sales declined 1%; fine fragrance sales increased 6% offset by 5% decreases in both functional fragrances and aroma chemicals. The fine fragrance performance was driven by a number of new product wins. Local currency flavor sales declined 24% compared to the prior year, mainly as a result of the disposition of the Company’s European fruit preparations businesses. On a pro-forma basis, excluding sales attributable to the fruit business for the comparable time periods in the 2003 fourth quarter, 2004 flavor sales would have been flat in local currency and increased 8% in reported dollars.
•	Local currency sales in Asia Pacific were flat, resulting in a 2% increase in reported dollar sales. Local currency fragrance sales declined 4% in comparison to the prior year quarter, resulting in a 2% decline in reported dollars. Fragrance performance had a difficult comparison to the 2003 fourth quarter when sales increased 8% in local currency and 15% in reported dollars. Local currency flavor sales increased 2%, resulting in a 6% increase in reported dollars. For the region, Greater China, Vietnam and Indonesia were strongest, with respective local currency sales increases of 10%, 66% and 6%; Japan grew 3% for the quarter. This growth was partially offset by continued weakness in South Korea, which declined 30% for the quarter, and Thailand which declined 15%.
•	Latin American sales increased 2%; fragrance and flavor sales increased by 3% and 1%, respectively. For the region, sales growth was strongest in Colombia, Central America, Chile and Mexico which grew 13%, 5%, 5% and 3%, respectively. Fragrance sales were strongest in Colombia, Argentina and Central America, with respective increases of 20%, 7% and 6%. Fragrance sales growth was led by a 20% increase in fine fragrance sales; functional fragrances declined 1% in the quarter while aroma chemical sales declined 5%. Flavor sales were led by 19% and 102% increases in Mexico and Venezuela, respectively. This flavor growth was partially offset by declines of 10% and 4% in Argentina and Brazil; both countries had difficult comparisons with the 2003 fourth quarter.
•	India sales increased 16% in local currency and 18% in reported dollars. Local currency fragrance sales increased 22% resulting in a 26% increase in reported dollars. Flavor sales increased 11% in local currency, resulting in a 12% increase in reported dollars. In both flavors and fragrances, the sales performance reflected the benefit of new wins and the benefits of the continued strong Indian economy.

Net income for the quarter increased 7% in comparison to the prior year quarter; excluding the impact of restructuring and other charges in both years, income decreased 4% in comparison to the prior year. Gross profit, as a percentage of sales, was 42.6% compared to 43.1% in the prior year. The gross margin performance was as expected; the decline was mainly due to the weak sales performance of the fruit preparations business in Europe for the period of time owned by the Company, and lower expense absorption attributable to the facility closure in Dijon and the transfer of related production to other manufacturing locations. Research and development expenses totaled 9.2% of sales compared to 9.0% in the prior year quarter, consistent with the Company’s intended level of R&D spending. Selling, General and Administrative (“SG&A”) expenses, as a percentage of sales, increased to 18.1% from 17.9%. The SG&A increase resulted mainly from inclusion in the quarter, as previously announced, of $1.9 million in equity compensation expense for which there was no comparable expense included in the 2003 results. Interest expense declined 8% from the prior year quarter as a result of the Company’s ongoing debt reduction initiatives. The effective tax rate for the quarter was 27.3% reflecting the tax benefit of restructuring charges recorded in higher tax jurisdictions, and the impact of recent legislative changes in the Netherlands and Mexico; the changes reduced statutory tax rates and resulted in reduced deferred tax liabilities at December 31, 2004, with the benefit recorded in the fourth quarter.

Full Year 2004

For the full year 2004, sales totaled $2,033.7 million, representing an increase of 7% over 2003. Reported sales for 2004 were strongest in fragrances, led by a 13% increase in fine fragrance sales; sales of aroma chemicals and fragrances used in functional products each increased 7% for the year. Reported sales for 2004 benefited from the strengthening of various currencies in relation to the U.S. dollar; had exchange rates remained constant, sales for 2004 would have increased 2% in comparison to the prior year. The 2004 sales performance was impacted by the disposition of the Company’s European fruit preparations businesses, which were sold to Frutarom in the second half of the year. On a pro-forma basis, excluding sales attributable to the European fruit businesses from the comparable time periods in the 2003 results, 2004 sales would have increased 4% in local currency and 8% in reported dollars.

For the full year 2004, flavor and fragrance sales increased in all geographic regions, although growth in Europe resulted from currency translation. For the full year 2004, sales performance by region was as follows:

•	North America fragrance sales grew 9% while flavor sales increased 8%; the region grew 9% in total, mainly driven by new wins. Fragrance sales increased in all categories, led by a 20% increase in aroma chemical sales, while fine and functional fragrance sales increased 6% and 7%, respectively, in comparison to the prior year.
•	European fragrance sales increased 8%, although this performance was partially offset by a 2% decline in flavor sales; in total, regional sales increased 4%. Reported sales benefited from the strength of the Euro and Pound Sterling; local currency sales declined 5%. Local currency fragrance sales declined 2%; fine fragrance sales increased 5% offset by a 1% decrease in sales of functional fragrances and a 10% decline in sales of aroma chemicals. The fine fragrance performance was driven by a number of new product wins. Local currency flavor sales declined 10% compared to the prior year, mainly as a result of the disposition of the fruit preparations business. On a pro-forma basis, excluding sales attributable to the fruit business for the comparable time periods in 2003, flavor sales would have decreased 3% in local currency and increased 6% in reported dollars in 2004.
•	Local currency sales in Asia Pacific increased 6%, resulting in a 10% increase in reported dollar sales. Local currency fragrance sales increased 3% in comparison to the prior year, resulting in a 7% increase in reported dollars. Local currency flavor sales increased 7%, resulting in a 13% increase in reported dollars. This strong performance reflects the benefit of new wins in both fragrances and flavors. For the region, sales growth was strongest in Greater China, Vietnam, Indonesia, and Taiwan, with respective local currency increases of 17%, 47%, 9% and 8%, while Japan sales grew 3%.
•	Latin American sales increased 7%; fragrance and flavor sales increased 9% and 3%, respectively, in comparison to 2003. For the region, sales growth was strongest in Venezuela, Central America, Argentina and Colombia which grew 33%, 15%, 12% and 9%, respectively. Fragrance sales growth was led by a 23% increase in aroma chemicals, while sales of fine and functional fragrances increased 12% and 6%, respectively.
•	India sales increased 15% in local currency and 17% in reported dollars. Local currency fragrance sales increased 12%, resulting in a 16% increase in reported dollars. Flavor sales increased 18% in local currency, resulting in a 19% increase in reported dollars. In both flavors and fragrances, the sales performance reflected the benefit of new wins.

Net income for 2004 increased 14% in comparison to the prior year; excluding the impact of restructuring and other charges in both years, income increased 8% in comparison to the prior year. Gross profit, as a percentage of sales, increased to 42.9% from 42.5% in the prior year, primarily because of the improved sales performance and product mix. Research and development expenses totaled 8.6% of sales compared to 8.4% in the prior year, consistent with the Company’s intended level of R&D spending. SG&A expenses, as a percentage of sales, increased to 16.8% from 16.2%; the increase resulted from inclusion, as previously announced, of $5.0 million in equity compensation expense for which there was no comparable amount in the 2003 results, and higher expense accruals under the Company’s incentive compensation plans, based on the improved sales and operating performance relative to 2003. Interest expense declined 16% from the prior year as a result of the Company’s ongoing debt reduction initiatives. The full year effective tax rate was 30.2% about 1.0% lower than previously forecast due to the tax legislation changes mentioned above.

Reorganization Actions

In May 2004, the Company announced that it had entered into a letter of intent with Frutarom for the intended sale of its fruit preparations businesses in Switzerland and Germany. Concurrently, IFF initiated consultations with the Company’s French employee works council regarding the potential sale of the assets of its French fruit preparations business to Frutarom, and the potential closure of its manufacturing facilities in Dijon, France.

IFF had previously announced its intention to divest itself of the fruit preparations business, which manufactures processed fruit and other natural product preparations used in a wide variety of food products, including baked goods and dairy products. Sales of fruit preparations in 2003 approximated $90 million. IFF completed the sale of the German and Swiss businesses, comprising 70% of the total fruit business, in August 2004. On completion of the consultation process, the French fruit business was sold to Frutarom in October 2004 at which time the Company also announced it would proceed with the closure of the Dijon facility; the Dijon facility is expected to close in the first quarter 2005 following completion of the transfer of production from Dijon to other IFF locations. Proceeds from the sale of the European fruit preparations business, in total, approximated U.S. $40.0 million, including assumption of certain liabilities.

In June 2004, the Company also announced that it would close its Canadian manufacturing facility by the end of 2004 and transfer production to its South Brunswick, New Jersey and Carrollton, Texas facilities.

These actions are the result of IFF’s ongoing review of its organization and processes for ways to optimize production. By consolidating its flavor and fragrance operations into its larger, more specialized sites, IFF can increase capacity utilization and further improve both productivity and customer service.

As a result of these actions, the Company recorded $31.8 million ($20.4 million after tax or $.22 per share) of restructuring and other charges in its 2004 results.

Outlook for 2005

IFF expects 2005 local currency sales to increase in the low-single digits in comparison to 2004 sales as reported; based on current exchange rates, this local currency growth is expected to result in a low to mid-single digit increase in reported dollars. However, for purposes of this comparison, 2004 sales include $58 million of sales attributable to the European fruit preparations business. Excluding fruit sales from the 2004 comparative, IFF expects 2005 local currency sales to increase in the low to mid-single digits in comparison to 2004; based on current exchange rates, this local currency growth is expected to result in a mid-single digit increase in reported dollars.

In 2005, gross profit as a percentage of sales is expected to improve slightly from 2004 mainly due to improved product mix and savings resulting from the restructuring actions taken in 2004. Research and development expenses are expected to approximate 9.0% of sales, consistent with the Company’s intended level of R&D spending. R&D spending will increase somewhat as a percentage of sales in comparison to 2004, mainly as a result of the elimination of the fruit preparations business; relative to other parts of the business, fruit preparations required less R&D as a percentage of sales. In 2005, SG&A expenses, as a percentage of sales, are expected to increase somewhat from 2004 levels, mainly from inclusion of $12.0-$14.0 million in equity compensation expense in 2005, compared to $5.0 million of such expense in 2004. In May 2004, the Company began using Restricted Stock Units (“RSU’s”), rather than stock options, as an element of the Company’s incentive compensation plans for all eligible U.S. — based employees and a majority of eligible overseas employees. Vesting of the RSU’s for the Company’s senior management is performance and time based; for the remainder of eligible employees, vesting is time based (generally over a three year period). The actual expense will depend upon the value of the Company’s stock and the number of RSU’s granted. Interest expense is expected to decline 10%-12% from 2004. The Company expects the effective tax rate in 2005 to be 31.2%.

IFF expects earnings per share for 2005 to be in the range of $2.34 to $2.41 compared to $2.05 in 2004. Excluding restructuring and other charges recorded in 2004, this performance represents an expected increase in earnings per share of between 3% and 6% over the comparable 2004 results of $2.27 per share.

About IFF

IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995

Statements in this report, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “believe”, “may”, and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference call

There will be a conference call today at 2:00 PM Eastern Time, at which time the Company will discuss operating results for the 2004 fourth quarter and full year, and its current expectations for 2005. The dial in number for U.S.-based participants is 1-800-289-0572; for international participants, the number is 1-913-981-5543. The pass code for the call is 427964.

A replay of the conference call will be available from 5:00 PM Eastern Time beginning on Wednesday January 26, 2005 and ending at Midnight on Wednesday, February 9. The dial in number for the replay for U.S.-based listeners is 1-888-203-1112; for international listeners, the number is 1-719-457-0820. The replay pass code will be 427964.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

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International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended December 31,

	As reported	Pro-Forma (A)
	2003	2003	2004

Net sales	$471,799	$452,876	$468,232
Cost of goods sold	268,583	253,534	268,681

Gross margin on sales	203,216	199,342	199,551
Research & development	42,243	41,713	43,059
Selling and administrative	84,310	82,977	84,702
Amortization	3,158	3,158	3,713
Restructuring and other charges	11,401	11,401	4,164

	62,104	60,093	63,913
Interest expense	(5,875)	(5,875)	(5,390)
Other income (expense), net	(986)	(986)	(2,221)

Pretax income	55,243	53,232	56,302
Income taxes	17,132	16,491	15,396

Net income	$38,111	$36,741	$40,906

Including restructuring and
other charges
Net income	$38,111	$36,741	$40,906
Earnings per share - basic	$.41	$.39	$.43
Earnings per share - diluted	$.40	$.39	$.43

Excluding restructuring and
other charges
Net income	$45,318	$43,948	$43,571
Result per share - basic	$.48	$.47	$.46
Result per share - diluted	$.48	$.47	$.46

(A) Pro-Forma 2003 reflects elimination of sales and operating results of the French fruit preparations businesses for the period October 29 through the end of the quarter and for the German and Swiss businesses for the entire quarter. Details regarding 2003 pro-forma information are contained in a January 25, 2005 Form 8-K filed with the SEC.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Twelve Months Ended December 31,

	As reported	Pro-Forma (A)
	2003	2003	2004

Net sales	$1,901,520	$1,875,185	$2,033,653
Cost of goods sold	1,092,456	1,072,135	1,160,235

Gross margin on sales	809,064	803,050	873,418
Research & development	159,286	158,604	175,173
Selling and administrative	308,951	307,162	341,306
Amortization	12,632	12,632	14,830
Restructuring and other charges	42,421	42,421	31,830

	285,774	282,231	310,279
Interest expense	(28,477)	(28,477)	(24,002)
Other income (expense), net	(5,437)	(5,437)	(5,275)

Pretax income	251,860	248,317	281,002
Income taxes	79,263	78,105	84,931

Net income	$172,597	$170,212	$196,071

Including restructuring and
other charges
Net income	$172,597	$170,212	$196,071
Earnings per share - basic	$1.84	$1.82	$2.08
Earnings per share - diluted	$1.83	$1.80	$2.05

Excluding restructuring and
other charges
Net income	$200,111	$197,726	$216,441
Result per share - basic	$2.14	$2.11	$2.30
Result per share - diluted	$2.12	$2.09	$2.27

(A) Pro-Forma 2003 reflects elimination of sales and operating results of the German and Swiss fruit preparations businesses for the period August 17 through the end of the year and for the French business from October 29 to the end of the year. Details regarding 2003 pro-forma information are contained in an January 25, 2005 Form 8-K filed with the SEC.

International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2003	December 31, 2004

Cash & short-term investments	$ 12,555	$ 32,995
Receivables	339,725	358,361
Inventories	454,631	457,204
Other current assets	95,761	112,809

Total current assets	902,672	961,369

Property, plant and equipment, net (1,2)	510,612	499,549
Goodwill and other intangibles, net	799,413	789,449
Other assets	94,195	111,845

Total assets	$2,306,892	$2,362,212

Commercial paper/bank borrowings and overdrafts	$ 194,304	$ 15,957
Other current liabilities	331,741	387,842

Total current liabilities	526,045	403,799

Long-term debt (3)	690,231	668,969
Non-current liabilities	347,985	380,742

Shareholders’ equity	742,631	908,702

Total liabilities and shareholders’ equity	$2,306,892	$2,362,212

Notes:
1. Capital spending -	Quarter:	$30 million
	Full year:	$71 million

2. Depreciation -	Quarter:	$25 million
	Full year:	$82 million

3.  At December 31, 2003 and 2004 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $38.0 million and $23.8 million, respectively, on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.

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Average Shares Outstanding (in thousands)	2003	2004
Fourth quarter:
Basic	93,669	94,232
Diluted	94,423	95,718

Full year:
Basic	93,718	94,143
Diluted	94,419	95,418

Quarter ended December 31, 2004 as Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	3	(4)	1

Europe - Reported	7	(17)	(3)
Europe - Local Currency	(1)	(24)	(11)

Latin America	3	1	2

Asia Pacific - Reported	(2)	6	2
Asia Pacific - Local Currency	(4)	2	-

India - Reported	26	12	18
India - Local Currency	22	11	16

Total - Reported	5	(6)	(1)
Total - Local Currency	1	(10)	(4)

Quarter ended December 31, 2004 Compared to 2003 Pro-Forma Excluding Sales Attributable to European Fruit Preparation Businesses

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	3	(4)	(1)

Europe - Reported	7	8	8
Europe - Local Currency	(1)	-	(1)

Latin America	3	2	3

Asia Pacific - Reported	(2)	6	2
Asia Pacific - Local Currency	(4)	3	-

India - Reported	26	12	18
India - Local Currency	22	11	16

Total - Reported	5	3	3
Total - Local Currency	1	-	-

Year ended December 31, 2004 as Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	9	8	9

Europe - Reported	8	(2)	4
Europe - Local Currency	(2)	(10)	(5)

Latin America	9	3	7

Asia Pacific - Reported	7	13	10
Asia Pacific - Local Currency	3	7	6

India - Reported	16	19	17
India - Local Currency	12	18	15

Total - Reported	9	5	7
Total - Local Currency	4	-	2

Year ended December 31, 2004 Compared to 2003 Pro-Forma Excluding Sales Attributable to Europoean Fruit Preparation Businesses

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	9	8	9

Europe - Reported	8	6	7
Europe - Local Currency	(2)	(3)	(2)

Latin America	9	3	7

Asia Pacific - Reported	7	13	10
Asia Pacific - Local Currency	3	7	6

India - Reported	16	19	17
India - Local Currency	12	18	15

Total - Reported	9	8	8
Total - Local Currency	4	4	4